EXHIBIT 99.1

Summit Financial Services Announces Second Quarter Results

BOCA RATON, Fla., Aug. 14 /PRNewswire-FirstCall/ — Summit Financial Services Group, Inc. (OTC Bulletin Board: SFNS) today reported its revenues and net income for the three- and six-month periods ended June 30, 2006. For the quarter ended June 30, 2006, the Company reported revenues of $7.12 million, an increase of approximately 32% from the $5.38 million in revenues reported for the quarter ended June 30, 2005. For the 2006 quarter, the Company reported net income of $38,000 versus a loss of $18,000 for the 2005 quarter.

For the six-month period ended June 30, 2006, the Company reported revenues of $13.7 million, an increase of approximately 36% from the $10.1 million in revenues reported for the six-month period ended June 30, 2005. For the 2006 period, the Company reported net income of $99,000 versus net income of $74,000 for the 2005 period.

Marshall Leeds, the Company’s Chairman, Chief Executive Officer and President, stated: “Our growth in revenues reflects our continued focus on the expansion of Summit’s network of financial advisors. Our earnings for both the three- and six-month periods were impacted by this continued focus and the related costs of investing in the development of our financial advisor network.”

The Company is a Florida-based financial services firm that provides a broad range of securities brokerage and investment services, primarily to individual investors. The Company currently offers its services through a network of approximately 200 registered representatives, and its business plan is focused on recruiting financial advisors to increase the size of its network of affiliated registered representatives.

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission. Any such statements are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934 (as amended), and they involve a number of risks and uncertainties that could cause actual results to differ materially from those that may be anticipated by or from the forward-looking statements. Important factors that could cause such a difference are set forth in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to, investor confidence and the performance of the securities markets, and the availability of suitable candidates for the Company’s acquisition or recruitment.

For additional investor relations information, contact Summit Financial Services Group, Inc., Boca Raton, Florida - Steven C. Jacobs, CFO, 561-338-2600.

SOURCE Summit Brokerage Services, Inc.

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/CONTACT: Steven C. Jacobs, CFO, Summit Brokerage Services, +1-561-338-2600/